Exhibit 23.3

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.
Partnering with clients to create innovative growth strategies	3601B-3602, The Center
989 Chang Le Road
January 12th, 2009	Shanghai, 200031
P. R. China
Shandong Borun Industrial Co., Ltd	Tel: +86 21 5407 5780/81/82
Bohai Industrial Park (South of Yangkou Town)	Fax: +86 21 5407 5825
Shouguang, Shandong 262715, China	www.frost.com
Tel: (86) 536-5451199
Fax: (86) 536-5451199 5451006

Attention: Mr. Jinmiao Wang, CEO of Shandong Borun Industrial Co., Ltd

Re:                  Letter of Authorization to Use Frost & Sullivan Research Data in Registration Statement and Roadshow

Dear Mr. Wang:

Frost & Sullivan (“F&S”) hereby consents to the quotation by Shandong Borun Industrial Co., Ltd in its Registration Statement (as may be amended or supplemented), to be submitted or filed with certain stock exchange, as well as roadshow and other fundraising activities, of research data, information, charts and graphs from F&S’s industry research report and any of its supplements.

This consent will remain in effect from the date of this letter and for so long as the Registration Statement, including any post-effective amendment thereto, remains effective under the federal securities laws.

Kind regards,

Frost & Sullivan

By:	[Seal]

Name:

Title:

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